UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2013

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34709 (Commission File Number)	05-0574281 (IRS Employer Identification No.)
13927 South Gessner Road Missouri City, TX (Address of principal executive offices)		77489 (Zip Code)

Registrant's telephone number, including area code:   (713) 972-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2013, Global Geophysical Services, Inc. (the “Company” or “we”) announced that it had entered into a Financing Agreement with TPG Specialty Lending, Inc. (“TPG”), as administrative agent and collateral agent, co-lead arranger and a lender, Tennenbaum Capital Partners, LLC (“TCP”), as co-lead arranger and a lender, and certain affiliates of TPG and TCP, as lenders (the “Financing Agreement”).

The Financing Agreement provides for (i) a senior secured first lien term loan A in the amount of $82.8 million (“Term Loan A”) and (ii) a senior secured first lien delayed-draw term loan B in the amount of $22.2 million (“Term Loan B” and together with Term Loan A, the “Facility”).  The Term Loan A was funded at closing, and the proceeds of the Term Loan A were used to pay in full indebtedness outstanding under the Company’s existing revolving credit facility with Bank of America, N.A. and to pay related fees and expenses.  Subject to certain terms and conditions, the Term Loan B is available to be drawn after the closing date to provide additional liquidity for potential future strategic acquisitions.

The Facility matures on September 30, 2016.  It is guaranteed by all of the Company’s domestic subsidiaries and secured by substantially all of the Company’s assets and those of the guarantors.

Under the Financing Agreement, loans bear interest, at the Company’s option, at either LIBOR plus 9.75% (subject to a LIBOR floor of 1%) or the alternate base rate (the highest of the federal funds effective rate plus ½ of 1%, the Wall Street Journal prime rate and the three-month LIBOR rate plus 1%, subject to a floor of 4%) plus 8.75%.

The loans under the Financing Agreement are subject to mandatory prepayments in certain instances including, without limitation, (i) with net proceeds of certain asset dispositions, casualty or condemnation events, equity and debt issuances and extraordinary receipts and (ii) in an amount equal to 75% of Consolidated Excess Cash Flow (as defined in the Financing Agreement).

We are subject to certain financial covenants under the Financing Agreement which include the maintenance of the following financial covenants (in each case tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter and commencing as of the last day of the fiscal quarter ending December 31, 2013): (1) a Consolidated EBITDA (as defined in the Financing Agreement) to Consolidated Fixed Charges (as defined in the Financing Agreement) ratio of at least 1.00:1.00 initially and increasing to 1.25:1.00 over time, (2) a Consolidated Secured Leverage Ratio (as defined in the Financing Agreement) of not more than 1.75:1.00 initially and decreasing to 1.00:1.00 over time, and (3) for any fiscal quarter in which Consolidated EBITDA for the period of four fiscal quarters then ended does not exceed the aggregate principal amount of loans outstanding under the Facility at such time, a net book value of multi-client data greater than the aggregate principal amount of loans outstanding under the Facility.  In addition, we must maintain at all times Consolidated Liquidity (as defined in the Financing Agreement) of at least $10.0 million.

In addition, the Financing Agreement contains various covenants that, among other restrictions, limit the Company’s ability to:

•	create, issue, incur or assume indebtedness;

•	create, incur or assume liens;

•	engage in mergers or acquisitions;

•	sell, transfer, assign or convey assets;

•	repurchase the Company’s equity, make distributions to the Company’s equity holders and make certain other restricted payments;

•	make investments;

•	modify the terms of certain material agreements or prepay certain indebtedness;

•	engage in transactions with affiliates;

•	enter into certain burdensome agreements;

•	enter into sale-leaseback arrangements;

•	change the nature of the Company’s business; and

•	make certain amendments to the Company’s organizational documents.

The Financing Agreement also contains customary events of default.  If an event of default occurs and is continuing, the Required Lenders (as defined in the Financing Agreement) may accelerate the amounts due under the Financing Agreement (except with respect to a bankruptcy event of default, in which case such amounts will automatically become due and payable) and exercise other rights and remedies.  In addition, if any event of default exists under the Financing Agreement, the lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the Facility is not complete and is qualified by reference to the full text of the Financing Agreement, which is attached hereto as an exhibit and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 30, 2013, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 and incorporated herein by reference.  The press release is being furnished, not filed, pursuant to Regulation FD and will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1
Financing Agreement dated as of September 30, 2013 by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. party thereto, as guarantors, the lenders party thereto, TPG Specialty Lending, Inc., as administrative agent, collateral agent and co-lead arranger, and Tennenbaum Capital Partners, LLC, as co-lead arranger

99.1	Press Release dated September 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Geophysical Services, Inc.
(Registrant)

October 2, 2013	/s/ P. MATHEW VERGHESE
(Date)	P. Mathew Verghese
Senior Vice President & Chief Financial Officer

Exhibit Index

10.1
Financing Agreement dated as of September 30, 2013 by and among Global Geophysical Services, Inc., certain subsidiaries of Global Geophysical Services, Inc. party thereto, as guarantors, the lenders party thereto, TPG Specialty Lending, Inc., as administrative agent, collateral agent and co-lead arranger, and Tennenbaum Capital Partners, LLC, as co-lead arranger

99.1	Press release dated September 30, 2013